Exhibit 1.2
(Translation)
       This document has been translated from the Japanese original for reference purposes only.
Regulations of Board of Directors
of
Sumitomo Mitsui Financial Group, Inc.
(Amended as of June 29, 2010)
(Composition)
Article 1
1.	The Board of Directors of the Corporation shall consist of all the Directors of the Corporation currently in office.

2.	The Corporate Auditors shall attend the meeting of the Board of Directors and state their opinion(s) thereat whenever necessary.
(Authority)
Article 2
       The Board of Directors shall make decisions by its resolution on the execution of Corporation’s business and supervise the execution by the Directors and Executive Officers of their duties.
(Meeting of the Board of Directors)
Article 3
       Regular meetings shall be held once every month and special meetings shall be held from time to time whenever necessary; provided, however, that the Board of Directors may adjourn any regular meeting.
(Persons Entitled to Convene a Meeting and the Chairperson)
Article 4
       Unless otherwise provided by laws or regulations, the Chairperson shall convene and preside over all meetings of the Board of Directors. In case where the office of the Chairperson is vacant, or in case where the Chairperson is unable to so act, the President shall take such person’s place. In the case where the President is also unable to so act, one (1) of the other Representative Directors shall take such person’s place in the order previously determined by the Board of Directors.
(Notice)
Article 5
       Notice to convene a meeting of the Board of Directors shall be given to each Director and each Corporate Auditor not less than three (3) days prior to the date set for such meeting, provided, however, that in the case of an emergency, such period of notice may be shortened.

(Requirement for Board Resolutions)
Article 6
1.	Unless otherwise required by laws or regulations, resolutions of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present at the relevant meeting who shall constitute a majority in number of all the Directors entitled to take part in the vote.

2.	In the case where a Director makes a proposal with respect to a matter to be resolved at a meeting of the Board of Directors, when all Directors who are entitled to take part in the vote on such matter express their intention to agree affirmatively in writing or by electromagnetic file and if any Corporate Auditor does not express an objection to such matter, it shall be deemed that a resolution of a meeting of the Board of Directors has been made to approve such proposal.
(Board Resolutions)
Article 7
       The Board of Directors shall resolve the following matters:
(1)	Matters relating to convocation of a general meeting of shareholders and the propositions to be submitted thereto;

(2)	Approval of the financial documents, business reports and schedules thereto;

(3)	Election of Representative Directors;

(4)	Election of Directors with titles and Executive Officers with titles;

(5)	Assignments and changes to the designation of the duties of the Directors and Executive Officers;

(6)	Election and/or removal of Executive Officers and other important employees;

(7)	Authorization of the Directors to engage in transactions competitive with those engaged in by the Corporation;

(8)	Approval of transaction between the Directors and the Corporation;

(9)	Matters relating to interim dividends;

(10)	Matters relating to the issuance of new shares and the Corporation’s own shares;

(11)	Issuance of bonds;

(12)	Disposition and acquisition of important assets;

(13)	Borrowing and guarantee of a large amount of money;

(14)	Matters relating to the establishment, change or elimination of important organizations;

(15)	Establishment of a system to ensure that the execution of the Directors’ duties shall conform to laws or regulations or the Articles of Incorporation and other systems necessary in order to ensure the appropriateness of the Corporation’s business;

(16)	Important matters relating to internal control over financial reporting;

(17)	Matters relating to the establishment, amendment and repeal of any important regulations;

(18)	Exercise of particularly important rights of shareholders, with respect to the Corporation’s subsidiaries and direct investment companies;

(19)	Matters relating to the remuneration of the Executive Directors;

(20)	Important matters relating to compliance throughout the SMFG Group;

(21)	Important matters relating to risk management throughout the SMFG Group;

(22)	Important matters relating to internal audits throughout the SMFG Group; and

(23)	Any other matters required by laws or regulations, and matters considered important in the execution of the Corporation’s business.
(Internal Committees)
Article 8
1.	An Auditing Committee, a Risk Management Committee, a Compensation Committee and a Nominating Committee shall be formed, consisting of some of the Directors, respectively.

2.	The Board of Directors may request each of the Committees prescribed in the preceding Paragraph to discuss some of the matters to be resolved by the Board of Directors and give reports thereupon.
(Reports)
Article 9
1.	The Directors shall report to the Board of Directors on the following matters, as well as the status of the execution of their duties:
(1)	Status of operations of the SMFG Group in whole;

(2)	Status of risk management throughout the SMFG Group;

(3)	Results of self-assessments, depreciation and reserve;

(4)	Results of important internal audits;

(5)	Important matters relating to the management of subsidiaries;

(6)	Status of improvement regarding the matters noticed as a result of the inspections conducted by the authorities; and

(7)	Existence or occurrence of any other event that is considered to have a material effect on management.
2.	Any Director who has engaged in a transaction competitive with the Corporation’s business or a transaction with the Corporation, shall report to the Board of Directors on the important facts relating to such transaction.

3.	In case where a Director, a Corporate Auditor or an Accounting Auditor notifies to all the Directors and Corporate Auditors on the matters to be reported at a meeting of the Board of Directors, such matters need not be reported at such meeting.
(Minutes)
Article 10
       The proceedings at each meeting of the Board of Directors shall be recorded in the minutes of the meeting, and the Directors and the Corporate Auditors present thereat shall affix their names and seals thereto.

(Amendment and Repeal)
Article 11
       Any amendment or repeal of these Regulations shall be made by a resolution of the Board of Directors.

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